Exhibit 5.1

[LATHAM & WATKINS LETTERHEAD]

CV Therapeutics, Inc.

3172 Porter Drive

Palo Alto, California 94304

Re:	Issuance of 1,663,290 Shares of Common Stock of CV Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as special counsel to CV Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company to Azimuth Opportunity Ltd. (“Azimuth”) on the date hereof of 1,663,290 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Common Stock Purchase Agreement, dated as of April 18, 2006, between Azimuth and the Company (the “Purchase Agreement”), a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 18, 2006, as amended to date (the “Registration Statement”), a prospectus, dated April 18, 2006, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus”) and a prospectus supplement dated November 22, 2006 (the “Prospectus Supplement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or the Prospectus Supplement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar therefore, and have been delivered and paid for by Azimuth in the circumstances contemplated by the Purchase Agreement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 22, 2006 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP